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                                                                   EXHIBIT 99.12


                       AUTHENTIC SPECIALTY FOODS, INC.


                                March 31, 1998


Desc, S.A. de C.V.
Paseo De Los Tamarindos
400-B
Bosques De Alas Lomas
05120 Mexico D.F.

Ladies and Gentlemen:

     1. Reference is made to that certain confidentiality agreement (the "Confidentiality Agreement") dated February 26, 1998 by and between Authentic Specialty Foods, Inc. ("ASFD") and Desc, S.A. de C.V. ("Desc"). Terms defined in the Confidentiality Agreement (regardless of whether capitalized) but not defined herein shall have the respective meaning set forth in the Confidentiality Agreement.

     2. Subject to the terms of the Confidentiality Agreement, ASFD has disclosed to Desc that ASFD is currently pursuing certain acquisition opportunities with respect to certain acquisition candidates, and that during the course of discussions between ASFD and Desc regarding a possible Transaction, ASFD may pursue other acquisition opportunities with additional acquisition candidates (each current and potential candidate is referred to herein as an "Acquisition Candidate"). ASFD may from time to time disclose to Desc, subject to the terms of the Confidentiality Agreement, the identities of, and information with respect to, one or more of the Acquisition Candidates, as well as information with respect to the status of discussions and negotiations with the Acquisition Candidates and the financing of any transaction with the Acquisition Candidates (collectively, "Acquisition Candidate Information"). Without limiting the generality of the provisions of the Confidentiality Agreement, and for purposes of clarifying the provisions of the Confidentiality Agreement, the parties acknowledge and agree that the Acquisition Candidate Information shall constitute "Information" for purposes of the Confidentiality Agreement.

     3. Desc agrees that the Acquisition Candidate Information will not be used by Desc or its Representatives in any way directly or indirectly except to evaluate or implement a Transaction and that the Information supplied by ASFD shall be kept strictly confidential for the term hereof by Desc and by them. Without limiting the generality of the foregoing or the generality of the provisions of the Confidentiality Agreement, and for purposes of clarifying the provisions of the Confidentiality Agreement, Desc further agrees it will not directly or indirectly pursue, solicit or encourage, or take any other action with respect to, any acquisition, merger or other combination with any Acquisition Candidate that has been identified to Desc by ASFD or its Representatives without the prior written consent of ASFD or unless ASFD has notified Desc in writing that ASFD

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Desc, S.A. de C.V.
March 31, 1998
Page 2


has broken off all discussions with such Acquisition Candidate. Desc further agrees to be fully responsible for any breach of this letter by any of its Representatives.

     4. Desc agrees that it will not directly or indirectly contact any employee, officer or Representative of any Acquisition Candidate identified to Desc by ASFD or its Representatives without the prior written consent of ASFD. The provisions of this paragraph 4 shall not apply to contacts in the ordinary course of business pursuant to relationships that Desc can demonstrate existed prior to the date of this letter or by persons who Desc can demonstrate do not have direct or indirect access to any Acquisition Candidate Information.

     5. Each party acknowledges that the other party would not have an adequate remedy at law for money damages if any of the covenants in this letter were not performed in accordance with its terms and therefore agrees that the other party shall be entitled to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

     6. This letter shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflict-of-laws. The parties agree that any appropriate state or federal district court located in Dallas County, Texas shall have jurisdiction over any case or controversy arising hereunder or in connection herewith and shall be the proper forum in which to adjudicate such case or controversy. Each party agrees that it will promptly enter into arrangements (which shall be reasonably acceptable to the other party) to appoint an agent for service of process in each such jurisdiction, and each irrevocably submits to each such jurisdiction.

     If the foregoing correctly sets forth our agreement, please execute two originals of this letter in the space provided below, retain one fully executed original for your files and return the other to the undersigned. This letter may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.


                                       Sincerely,

                                       AUTHENTIC SPECIALTY FOODS, INC.



                                       By:  /s/ CHARLES H. ESSERMAN
                                          ----------------------------
                                          Charles H. Esserman
                                          Secretary

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Desc, S.A. de C.V.
March 31, 1998
Page 3


ACCEPTED AND AGREED TO
as of the 3rd day of April, 1998
          ---        -----

DESC, S.A. DE C.V.


By:  /s/ Jose Alberto Aranda
   ----------------------------
   Name:  Jose Alberto Aranda
   Title: